6.12 AMENDMENT TO EMPLOYMENT AGREEMENT BY AND BETWEEN AWG, LTD.
AND MACK JENNINGS

                                  AWG, LTD.

                      AMENDMENT TO EMPLOYMENT AGREEMENT

-----------------------------------------------------------------------------


THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement") is made as of this 13th day of January, 1998 by and between AWG, Ltd., a Nevada corporation (the "Company") and MACK H. JENNINGS (the "Employee").



                                  RECITALS:


A. Company and Employee are parties to a certain Employment Agreement dated as of January 1, 1997 (the "Employment Agreement").

B. Company and Employee desire to amend the Employment Agreement in the manner set forth herein.

THEREFORE, in consideration of the recitals provided above and the mutual benefits to be derived from the observance of the covenants provided below, Employer and Employee mutually agree as follows:

1. Compensation. Paragraph 2(c)(4) shall be amended by deleting the second sentence thereof and adding the following: "The shares of the Company Stock shall be deemed vested immediately."

2. Ratification of Agreement. Other than as set forth in Paragraph 1 above, Company and Employee hereby ratify and confirm the terms and conditions of the Employment Agreement.

            IN THE PRESENCE OF these witnesses whose signatures appear below, the parties hereto have caused this Amendment to Employment Agreement to be duly executed as of the date first appearing above.

WITNESSES:                            AWG, LTD.
                                      a Nevada corporation



--------------------------            ------------------------------
                                                  JOSEPH ANTONINI
                                                  Its: Chairman

--------------------------




--------------------------            ------------------------------
                                                  MACK H. JENNINGS


--------------------------